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                                                                   EXHIBIT 23(a)


             CONSENT OF HILL, BARTH & KING LLC, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 and related Prospectus of ISNI.net, Inc. for the registration of 7,161,000 shares of its common stock and to the incorporation therein of our report dated July 28, 2000, except for Note J as to which the date is August 30, 2000 and except for Note D as to which the date is November 30, 2000, relating to the financial statements of ISNI.net, Inc. as of June 30, 2000 and for the six months ended June 30, 2000 and years ended December 31, 1999 and 1998.




                                         /s/ HILL, BARTH & KING LLC
                                             Certified Public Accountants


Naples, Florida
December 21, 2000